Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

•	Posts First Quarter 2006 GAAP EPS of $0.36 and Non-GAAP EPS of $0.32

•	Reaffirms 2006 EPS Guidance

•	Reports on Launches of 2 New Products and on Developments of Pipeline

(NEW YORK, April 27, 2006) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the first quarter of 2006 and reaffirmed earnings guidance for the full year.

Bristol-Myers Squibb posted first quarter 2006 net sales from continuing operations of $4.7 billion, an increase of 3%, despite a 2% unfavorable foreign exchange impact. The company reported first quarter 2006 net earnings from continuing operations of $714 million, or $0.36 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $538 million, or $0.27 per diluted share for the same period in 2005. On a non-GAAP basis excluding specified items, first quarter 2006 net earnings from continuing operations was $637 million, or $0.32 per diluted share, compared to $670 million, or $0.34 per diluted share for the same period in 2005.

“This was another solid quarter for Bristol-Myers Squibb, as we continued to grow our key products, execute our strategy and advance our pipeline,” said Peter R. Dolan, chief executive officer,

Bristol-Myers Squibb. “All of our growth drivers – PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY®, REYATAZ® and ERBITUX® – delivered double-digit sales increases. During the quarter, we launched ORENCIA®, our first internally discovered and developed biologic, and the product is tracking above our expectations. We also demonstrated our commitment to biologics as an essential component of our future growth through our Board of Directors’ approval of a $660 million capital expenditure for the construction of a large-scale biologics manufacturing facility. We are ramping up our efforts announced last December to reduce our cost base, which we expect will deliver a minimum of $500 million in additional savings in 2007 and an incremental $100 million in 2008, as we prepare the company for an expected period of sustained earnings growth over several years, beginning in 2007.”

NEW PRODUCT AND PIPELINE DEVELOPMENTS

In February, Bristol-Myers Squibb launched ORENCIA®, its first internally discovered and developed biologic agent, indicated for the reduction of signs and symptoms of rheumatoid arthritis (RA), inducing major clinical response, slowing the progression of structural damage, and improving physical function in adult patients with moderately to severely active RA who have had an inadequate response to one or more currently available treatments, such as methotrexate or anti-TNF therapy. More than two million people in the United States suffer from RA, and roughly 15% to 25% of the 250,000 patients in the U.S. treated annually with anti-TNF therapy experience treatment failures and/or inadequate responses to treatment. In January, the company submitted a supplemental Biologics License Application to the U. S. Food and Drug Administration (FDA) for the licensure of a third party manufacturing facility to support increased production capacity for ORENCIA®.

In February, the company also launched BARACLUDE™ , its treatment for hepatitis B, in China. China is classified by the World Health Organization as a high-prevalence hepatitis B region. It is estimated that 120 to 130 million people are chronically infected with the hepatitis B virus in China.

On March 1, the FDA approved ERBITUX® , which is co-promoted by Bristol-Myers Squibb and ImClone Systems Incorporated (ImClone), for use in the treatment of squamous cell carcinoma of the head and neck. ERBITUX® – also approved to treat patients with metastatic colorectal cancer – is the first FDA approved therapy for head and neck cancer patients in more than 30 years. As a result of the FDA approval, the company paid a $250 million milestone payment to ImClone in the first quarter of 2006.

In March, the FDA accepted, for filing and review, the New Drug Application (NDA) for the investigational compound dasatinib. The NDA seeks approval of dasatinib to treat chronic myelogenous leukemia in adult patients with resistance or intolerance to prior therapy. The dasatinib NDA has been granted a priority review, based on which FDA action on the NDA is expected by the end of the second quarter.

Earlier this month, the company launched EMSAM® (selegiline transdermal system) in the U.S. EMSAM® is the first transdermal patch for the delivery of a monoamine oxidase inhibitor for the treatment of major depressive disorder in adults. EMSAM® was developed by Somerset Pharmaceuticals, Inc., a joint venture between Mylan Laboratories, Inc. and Watson Pharmaceuticals, Inc. Bristol-Myers Squibb has obtained exclusive distribution rights to commercialize EMSAM® in the U.S. and Canada and markets EMSAM® through its existing neuroscience sales force.

On April 27, Bristol-Myers Squibb and Gilead Sciences, Inc. announced the submission of an NDA to the FDA for approval of a product that combines the company’s anti-HIV medication SUSTIVA® (efavirenz), and Gilead’s TRUVADA® (emtricitabine and tenofovir disoproxil fumarate), in a once-daily single tablet regimen. If approved by the FDA, the new single tablet regimen would be the first and only product that contains a complete Highly Active Antiretroviral Therapy regimen in a single once-daily tablet, intended for the treatment of HIV-1 infection in adults as a complete regimen or in combination with other antiretrovirals.

OTHER DEVELOPMENTS

In March, the company announced plans to invest $660 million in the construction of a large-scale, expandable, multi-product bulk biologics manufacturing facility at one of several U.S. locations currently under evaluation. The modular design of the facility will accommodate future expansion. The company also announced in March that it will invest $200 million to expand the company’s Manati, Puerto Rico facility, to accommodate filling and finishing of the company’s sterile products and biologic compounds, including ORENCIA® and other investigational compounds.

As previously disclosed, in March 2006, the company and sanofi-aventis announced they have reached an agreement with Apotex Inc. and Apotex Corp. to settle the PLAVIX® patent infringement lawsuit that had been pending between the parties in the U.S. District Court for the Southern District of New York. The settlement is subject to certain conditions, including antitrust review and clearance by the Federal Trade Commission and state attorneys general. There is a significant risk the required antitrust clearance will not be obtained.

FIRST QUARTER RESULTS

•	First quarter 2006 net sales from continuing operations increased 3% to $4.7 billion compared to the same period in 2005. U.S. net sales increased 14% to $2.7 billion for the quarter compared to 2005, while international net sales decreased 8% to $2.0 billion, including a 4% unfavorable foreign exchange impact.

•	Marketing, selling and administrative expenses increased by 5% to $1.2 billion in the first quarter of 2006 compared to the same period in 2005, due to a number of factors, the largest being the impact of the adoption of stock option expensing.

•	Advertising and product promotion spending decreased by 7% to $295 million in the first quarter of 2006 from $318 million in the same period in 2005, primarily driven by the divestiture of the U.S. and Canadian Consumer Medicines business in 2005 and lower spending on mature brands, partially offset by increased investments in growth drivers and new products including ORENCIA® and EMSAM®.

•	Research and development expenses increased by 15% to $750 million in the first quarter of 2006 from $653 million in the same period in 2005. This increase primarily reflects continued investments in late-stage compounds. Investment in pharmaceutical research and development equaled 18.8% of pharmaceutical sales in the first quarter of 2006, compared to 16.2% in the same period in 2005.

•	In the first quarter of 2006, the company recorded pre-tax charges of $27 million related to the adoption of stock option expensing in accordance with new accounting guidelines. The charges were recorded in cost of products sold, marketing, selling and administrative expenses, and research and development expenses.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 27.5% in first quarter of 2006 compared to 28.9% in the first quarter of 2005. The lower effective tax rate is attributable to higher estimated foreign tax credits and lower estimated tax contingency reserves, partially offset by the expiration of the federal research and development tax credit as of December 31, 2005.

SPECIFIED ITEMS

In the three months ended March 31, 2006 and 2005, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items before minority interest in 2006 included:

•	$51 million charges primarily related to asset impairment, accelerated depreciation, and downsizing and streamlining of worldwide operations

•	$40 million charge related to commercial litigation

•	$18 million for an upfront payment

•	$200 million gain on the sale of assets related to DOVONEX®, a product for the treatment for psoriasis

•	$21 million income from an insurance recovery related to previously settled litigation matters

The pre-tax specified items in 2005 included:

•	$124 million charge for litigation matters

•	$35 million for milestone payments

•	$17 million charges related to accelerated depreciation, and downsizing and streamlining of worldwide operations

•	$16 million loss on sale of fixed assets

•	$18 million gain on the sale of equity investments

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales increased 3% to $3.7 billion in the first quarter of 2006 compared to the same period in 2005.

U.S. pharmaceutical sales increased 17% to $2.1 billion in the first quarter of 2006 compared to the same period in 2005, primarily due to the continued volume growth of PLAVIX®, AVAPRO®/AVALIDE®, REYATAZ®, ERBITUX® and ABILIFY®, and higher average net selling prices, partially offset by the continued decline of mature products. The sales increase was not affected by changes in estimated wholesaler inventory levels.

International pharmaceutical sales decreased 10%, including a 5% unfavorable foreign exchange impact, to $1.6 billion for the first quarter of 2006 compared to the same period in 2005. The sales decrease was primarily due to a decline in TAXOL® and PRAVACHOL® sales resulting from increased generic competition in Europe, partially offset by increased sales of newer products including REYATAZ® and ABILIFY®. The company’s reported international sales do not include sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the first quarter of 2006 compared to the same period in 2005.

Pharmaceutical Growth Drivers

Worldwide sales of the products that the company views as current and future growth drivers increased to 50% of worldwide pharmaceutical sales in the first quarter of 2006, compared to 40% in the same period in 2005. U.S. sales of these growth drivers accounted for approximately 72% and 63% of total U.S. pharmaceutical sales in the first quarter of 2006 and 2005, respectively.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, and sold by the company primarily in the U.S., increased 21%, to $986 million in the first quarter of 2006 from $814 million in the same period in 2005, primarily due to increased demand. Estimated total U.S. prescription demand increased approximately 15% compared to 2005.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 19%, despite a 2% unfavorable foreign exchange impact, to $233 million in the first quarter of 2006 from $196 million in the same period in 2005. U.S. sales increased 36% to $139 million in the first quarter of 2006 from $102 million in the same period in 2005, primarily due to lower rebates compared with the first quarter of 2005. Estimated total U.S. prescription demand increased approximately 6% compared to 2005. International sales remained constant at $94 million compared to the same period in 2005, including a 4% unfavorable foreign exchange impact.

•	Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 51%, despite a 2% unfavorable foreign exchange impact, to $283 million in the first quarter of 2006 from $188 million in the same period in 2005. U.S. sales increased 43% to $231 million in the first quarter 2006 from $161 million in the same period in 2005, primarily due to a 29% prescription growth. European sales increased to $45 million in the first quarter of 2006, as compared to $22 million in the same period in 2005. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of human immunodeficiency virus (HIV), increased 39%, despite a 4% unfavorable foreign exchange impact, to $207 million in the first quarter of 2006 from $149 million in the same period in 2005, primarily due to strong U.S. prescription growth and increased demand in Europe. Estimated total U.S. prescription demand increased approximately 19% compared to 2005. European sales increased 40% to $60 million in the first quarter of 2006 from $43 million in the same period in 2005.

•	Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 59% to $138 million in the first quarter of 2006 from $87 million in the same period in 2005, primarily due to continued growth related to usage in the treatment of metastatic colorectal cancer augmented by the new indication for the treatment of head and neck cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone.

Other Pharmaceuticals

Pharmaceutical products other than those the company views as current and future growth drivers are generally more mature products.

•	Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, increased 3%, despite a 4% unfavorable foreign exchange impact, to $536 million in the first quarter of 2006 from $520 million in the same period in 2005. U.S. sales increased 17% to $302 million in the first quarter of 2006 from $258 million in the same period in 2005, primarily due to lower managed care rebates resulting from a proactive change in the company’s rebating strategy ahead of exclusivity loss, partially offset by lower demand resulting from increased competition. Estimated total U.S. prescriptions declined by approximately 18% compared to 2005. International sales decreased 11%, including a 7% unfavorable foreign exchange impact, to $234 million in the first quarter of 2006 from $262 million in the same period in 2005, reflecting generic competition in key European markets. In the U.S. the market exclusivity of PRAVACHOL® expired on April 20, 2006.

•	Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 28%, including a 6% unfavorable foreign exchange impact, to $147 million in the first quarter of 2006 from $205 million in the same period in 2005, primarily due to increased generic competition in Europe.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 1%, despite a 3% unfavorable foreign exchange impact, to $175 million in the first quarter of 2006 from $173 million in the same period in 2005. Estimated total U.S. prescription growth was approximately 4% for the first quarter of 2006.

HEALTH CARE GROUP

The combined first quarter 2006 revenues from the Health Care Group increased 2% to $976 million compared to the same period in 2005. Excluding a 7% unfavorable impact from the divestiture of the U.S. and Canadian consumer medicines business in the third quarter of 2005, Health Care Group sales increased 9% in the first quarter of 2006. The Health Care Group continues to generate a significant portion of the company’s revenues, contributing over 20% of first quarter 2006 sales.

Nutritionals

•	Worldwide Nutritional sales increased 7%, including a 1% favorable foreign exchange impact, to $565 million in the first quarter of 2006 from $526 million in the same period in 2005. U.S. Nutritional sales decreased 3% to $247 million in the first quarter of 2006, primarily due to decreased sales of ENFAMIL® as a result of a reduction in inventory levels in the retail trade. International Nutritional sales increased 17% to $318 million in the first quarter of 2006, including a 2% favorable foreign exchange impact, primarily due to increased sales of toddlers and children’s nutritional products and follow-on formulas.

Other Health Care

•	Worldwide ConvaTec sales increased 1%, despite a 5% unfavorable foreign exchange impact, to $230 million in the first quarter of 2006 from $228 million in the same period in 2005. Sales of wound therapeutic products increased 8%, despite a 5% unfavorable foreign exchange impact, to $105 million in the first quarter of 2006 from $97 million in the same period in 2005, primarily due to continued growth of AQUACEL®.

•	Worldwide Medical Imaging sales increased 25% to $181 million in the first quarter of 2006 from $145 million in the same period in 2005, primarily due to strong growth of Technetium Tc99m Generators resulting from a competitor’s temporary withdrawal from the market through mid-April 2006. CARDIOLITE® sales increased 1% from the same period in 2005.

2006 GUIDANCE

Bristol-Myers Squibb reaffirms its 2006 full year earnings guidance of fully-diluted earnings per share from continuing operations to be between $1.15 and $1.25 on an adjusted non-GAAP basis, which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company also reaffirms its 2006 fully-diluted earnings per share range to be between $1.15 and $1.25, when adding back specified items. These specified items are expected to have no net impact on the company’s estimated earnings guidance for 2006. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website. This information does not include other items, which may occur during the year.

Anticipated sales declines due to continued exclusivity losses during 2006 are expected to be more or less offset by growth in sales of the company’s growth drivers and potential new products. The gross margin is expected to stabilize as the relatively high margins realized on the sale of the growth drivers and certain new products more or less offset lost margins from older products that have lost or are expected to lose exclusivity. Earnings will be adversely affected by the company’s investments to develop and support the introduction of new products, the impact from sale of DOVONEX®, the impact from the adoption of stock option expensing under new accounting guidelines and the development of additional new compounds.

As previously disclosed, the company has experienced substantial revenue losses due to the expiration of market exclusivity protection for certain of its products. The company expects substantial incremental revenue losses in 2006, representing continuing declines in revenues from products that lost market exclusivity in previous years, as well as declines in revenues of certain additional products that have lost or will lose market exclusivity. For 2006, the company estimates reductions of net sales in the range of $1.4 billion to $1.5 billion from the 2005 levels for products that have lost or will lose exclusivity protection in 2004, 2005 or 2006, primarily PRAVACHOL®, TAXOL® and CEFZIL®. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The company’s expectations for future sales growth include increases in sales of PLAVIX®, which had net sales of $3.8 billion for 2005, and is currently the company’s largest product ranked by net sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States. As previously disclosed, the Apotex litigation has been suspended pending possible finalization of the previously announced proposed settlement among the parties. The proposed settlement is subject to certain conditions, including antitrust review and clearance by the Federal Trade Commission and state attorneys general. There is a significant risk that required antitrust clearance will not be obtained. In such event, the proposed settlement would be terminated, and the litigation would be reinstated. If the litigation were reinstated, sanofi-aventis and Bristol-Myers Squibb intend vigorously to pursue enforcement of their patent rights in PLAVIX®. Similar proceedings involving PLAVIX® are ongoing in Canada. There are no enforcement proceedings outside of the U.S. and Canada. The company continues to believe that the U. S. and Canadian patents are valid and infringed, and with its alliance partner and patent-holder sanofi-aventis, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX®.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for 2006 described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 20 Legal Proceedings and Contingencies” in the company’s Form 10-K Annual Report for 2005.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events, including the repatriation of special dividends pursuant to the AJCA. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S. and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 27, 2006 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4901. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of Imclone Systems Incorporated

EMSAM® is a trademark of Somerset Pharmaceuticals, Inc.

TRUVADA® is a trademark of Gilead Sciences, Inc.

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2006	2005
Pharmaceuticals	$3,700	$3,578

Nutritionals	565	526
Other Health Care	411	428

Health Care Group	976	954

Net Sales from Continuing Operations	$4,676	$4,532

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited, dollars in millions except prescription data)

The following table set forth worldwide and U.S. reported net sales for selected products for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2006	2005	% Change	2006	2005	% Change	% Change in U.S. Total Prescriptions vs. 2005
Three Months Ended March 31,

Pharmaceuticals
Cardiovascular
Plavix	$986	$814	21%	$850	$673	26%	15%
Pravachol	536	520	3%	302	258	17%	(18)%
Avapro/Avalide	233	196	19%	139	102	36%	6%
Coumadin	55	49	12%	47	42	12%	(25)%
Monopril	48	59	(19)%	2	3	(33)%	(55)%
Virology
Reyataz	207	149	39%	119	92	29%	19%
Sustiva	175	173	1%	108	103	5%	4%
Zerit	40	59	(32)%	19	26	(27)%	(33)%
Baraclude	11	—	—	9	—	—	N/A
Other Infectious Diseases
Cefzil	23	82	(72)%	(5)	50	(110)%	(83)%
Oncology
Taxol	147	205	(28)%	4	4	—	N/A
Erbitux	138	87	59%	136	87	56%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	283	188	51%	231	161	43%	29%
Immunoscience
Orencia	5	—	—	5	—	—	N/A
Other Pharmaceuticals
Efferalgan	68	88	(23)%	—	—	—	N/A
Nutritionals
Enfamil	237	235	1%	155	162	(4)%	N/A
Enfagrow	67	50	34%	—	—	—	N/A
Other Health Care
Ostomy	123	127	(3)%	34	34	—	N/A
Wound Therapeutics	105	97	8%	37	30	23%	N/A
Cardiolite	103	102	1%	91	91	—	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited, dollars in millions except per share data)

	Three Months Ended March 31,
	2006	2005
Net Sales	$4,676	$4,532

Cost of products sold	1,476	1,367
Marketing, selling and administrative	1,238	1,183
Advertising and product promotion	295	318
Research and development	750	653
Provision for restructuring, net	1	3
Litigation (income)/charges, net	(21)	124
Gain on sale of product asset	(200)	—
Equity in net income of affiliates	(93)	(69)
Other expense, net (a)	37	25

	3,483	3,604

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,193	928
Provision for income taxes	328	268
Minority interest, net of taxes	151	122

Earnings from Continuing Operations	714	538

Discontinued Operations
Loss, net of taxes	—	(5)
Loss on disposal, net of taxes	—	—

	—	(5)

Net Earnings	$714	$533

Earnings per Common Share

Basic:
Earnings from Continuing Operations	$0.36	$0.27
Discontinued Operations
Loss, net of taxes	—	—
Loss on disposal, net of taxes	—	—

Net Earnings per Common Share	$0.36	$0.27

Diluted:
Earnings from Continuing Operations	$0.36	$0.27
Discontinued Operations
Loss, net of taxes	—	—
Loss on disposal, net of taxes	—	—

Net Earnings per Common Share	$0.36	$0.27

Average Common Shares Outstanding:
Basic	1,957	1,949
Diluted	1,988	1,981
(a) Other expense/(income), net

Interest expense	$116	$97
Interest income	(62)	(45)
Foreign exchange transaction (gains)/losses	(12)	12
Other expense, net	(5)	(39)

	$37	$25

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Unaudited, dollars in millions)

Three months ended March 31, 2006

	Cost of products sold	Research and development	Sales Force	Provision for restructuring, net	Litigation settlement income	Other (income)/ expense, net	Gain on sale of product asset	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(21)	$—	$—	$(21)
Commercial litigation	—	—	—	—	—	40	—	40

	—	—	—	—	(21)	40	—	19

Other:
Accelerated depreciation, asset impairment and contract termination	46	—	4	—	—	—	—	50
Downsizing and streamlining of worldwide operations	—	—	—	1	—	—	—	1
Upfront and milestone payments	—	18	—	—	—	—	—	18
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$46	$18	$4	$1	$(21)	$40	$(200)	(112)

Income taxes on items above								48
Minority interest, net of taxes								(13)

Increase to Net Earnings from Continuing Operations								$(77)

Three months ended March 31, 2005

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense	Other (income)/ expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$124	$—	$124

Other:
Gain on sale of equity investment	—	—	—	—	(18)	(18)
Loss on sale of fixed assets	—	—	—	—	16	16
Accelerated depreciation	13	1	—	—	—	14
Downsizing and streamlining of worldwide operations	—	—	3	—	—	3
Upfront and milestone payments	—	35	—	—	—	35

	$13	$36	$3	$124	$(2)	174

Income taxes on items above						(42)

Reduction to Net Earnings from Continuing Operations						$132